ASSET PURCHASE AGREEMENT

                                      AMONG

                             TSSC ACQUISITION, INC.

                          THREE STATES SUPPLY CO., INC.

                                       AND

                                    UIS, INC.


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                                LIST OF SCHEDULES

Schedule 1.01(a).....................Excluded Assets
Schedule 1.01(a)(i)..................Listing of Inventory
Schedule 1.01(a)(ii).................Listing of Assets
Schedule 1.01(a)(iii)................Assumed Contracts
Schedule 1.01(a)(v)..................Deposits and Prepaid Expenses
Schedule 1.01(a)(vi).................Permits and Licenses
Schedule 1.01(a)(viii)...............Real Estate
Schedule 1.01(a)(ix).................Accounts Receivable
Schedule 1.01........................Allocation of Purchase Price
Schedule 1.01(c).....................Accounts Payable and Accrued Expenses
Schedule 1.04........................Prorations
Schedule 3.01(a).....................Qualifications as Foreign Corporation
Schedule 3.01(b).....................Articles of Incorporation and Bylaws
Schedule 3.04........................Defaults or Consents
Schedule 3.05........................Violations
Schedule 3.07(a).....................Employee Arrangements
Schedule 3.07(c).....................Current Employees
Schedule 3.07(d).....................COBRA Matters
Schedule 3.08(a).....................Financial Statements
Schedule 3.08(b).....................Liabilities
Schedule 3.09(a).....................Absence of Certain Charges
Schedule 3.10........................Compliance with Laws
Schedule 3.11(1).....................Litigation
Schedule 3.11(2).....................Defaults
Schedule 3.12(a).....................Encumbrances and Restrictions
Schedule 3.12(c).....................Intangible Rights
Schedule 3.13(a).....................Commitments
Schedule 3.13(c).....................Non-Arm's Length Contracts
Schedule 3.15........................Inventory Returns and Location of Inventory
Schedule 3.17(a).....................Permits
Schedule 3.17(b).....................Environmental Claims against Seller
Schedule 3.17(c).....................Environmental Claims against Other Persons
Schedule 3.17(d).....................Hazardous Materials
Schedule 3.18........................Suppliers and Customers
Schedule 3.19........................Product Claims
Schedule 3.20........................Warranties and Returns
Schedule 3.22........................Customer Incentive Programs
Schedule 4.03........................Buyer Defaults or Consents
Schedule 10.14.......................Initial Computation Sheet

                                      - i -


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                                LIST OF EXHIBITS

Exhibit A       -   Assumption Agreement as to Assumed Payables..........
Exhibit B       -   Assignment of Accounts...............................
Exhibit C       -   Bill of Sale ........................................
Exhibit D       -   Forms of Special Warranty Deeds for Tennessee,
                    Arkansas, and Missouri ..............................
Exhibit E       -   Forms of Assignment and Assumption of Leases.........
Exhibit F       -   Environmental Indemnity Agreement ...................
Exhibit G       -   Guaranty of Watsco, Inc. ............................
Exhibit H       -   Assignment and Assumption of Labor Contract..........
Exhibit I       -   Assignment and Assumption of Computer Contracts......
Exhibit J       -   Assignment and Assumption of Service Contracts ......
Exhibit K       -   Trademark and Trade Name Assignment .................

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this 27th day of March, 1996, by and among TSSC Acquisition, Inc., a Florida corporation (the "Buyer"), Three States Supply Co., Inc., a Tennessee corporation ("Three States" or the "Seller") and UIS, Inc., a New York corporation (the "Shareholder") (the Shareholder and the Seller collectively referred to herein as the "Selling Parties").

                                    RECITALS

         A. Buyer desires, upon the terms and subject to the conditions set forth herein, to (i) purchase substantially all of the assets used by the Seller in the operation of its Business and (ii) assume certain liabilities of the Seller as more specifically described in Article I of this Agreement.

         B. The Shareholder owns all of the issued and outstanding shares of capital stock (the "Capital Stock") of the Seller, and is entering into this Agreement as an inducement to Buyer.

         C. The Seller desires to sell such assets, and the Buyer desires to purchase such assets and assume certain obligations, upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

                     ARTICLE I - SALE AND PURCHASE OF ASSETS

         1.01     SALE AND PURCHASE OF ASSETS; ASSIGNMENT OF CONTRACT RIGHTS.

                  (a) On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 2.01 hereof, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of all assets and properties owned or Used by the Seller in connection with the Business, except for cash and cash equivalents (other than petty cash) and those assets specifically listed on Schedule 1.01(a) or as otherwise specifically excluded hereunder (such specifically excluded assets collectively being referred to as the "Excluded Assets"), including without limiting the generality of the foregoing:

                           (i) all inventories and other materials of the Seller relating to the Business wherever located which exist as of the Closing Date, including all inventory in transit or on order and not yet delivered, including without limitation the inventory listed or described on Schedule 1.01(a)(i) which remains as of the Closing Date;

                           (ii) all supplies, equipment, trucks, automobiles, machinery, furniture, fixtures, leasehold improvements, buildings, land improvements, building improvements, and other tangible property Used by the Seller in connection with the Business which exist as of the Closing Date, including without limitation the tangible assets listed on Schedule 1.01(a)(ii) as they exist as of the Closing Date;

                           (iii) all of the Seller's right, title and interest in and to the personal property leases, all real estate leases, and the other Contracts listed on Schedule 1.01(a)(iii) (all of the foregoing being collectively referred to herein as the "Assumed Contracts").

                           (iv) all proprietary knowledge, trade secrets, technical information, quality control data, processes (whether secret or not), methods, and other similar know-how or rights Used in the conduct of the Business, including, but not limited to, the areas of retailing, marketing, advertising and personnel training and recruitment, together with all other Intangible Rights (as defined in Section 3.12(c) hereof) Used in connection with the Business;

                           (v) all petty cash and all utility, security and other deposits and prepaid expenses attributable to the Business which exist as of the Closing Date including without limitation the remaining balances on such date of the amounts listed on Schedule 1.01(a)(v);

                           (vi) the Business as a going concern and its franchises, Permits, licenses, as set forth on Schedule 1.01(a)(vi), except those franchises, Permits and licenses identified on Schedule 1.01(a)(vi) which, by their terms, are not transferable to Buyer;

                           (vii) all rights of the Seller in and to all tradenames and trademarks, service marks, logos and other commercial symbols Used in the Business, all variants thereof and all goodwill associated therewith, including, but not limited to the right to the name "Three States Supply Company", and any and all variations thereof. A copy of the Trademark and Trade Name Assignment is attached hereto as Exhibit K ;

                           (viii) all real property Used by the Seller listed on
         Schedule 1.01(a)(viii);

                           (ix) all accounts receivable and notes receivable attributable to the Business, as they exist on the Closing Date, including without limitation the outstanding balances as of the Closing Date of those items set forth on Schedule 1.01(a)(ix) (whether increased or decreased after December 31, 1995);

                           (x) all telephone numbers, customer lists, vendor lists, referral lists and contracts, advertising materials and data, restrictive covenants, choses in action (including without limitation all actions against third parties and all warranties provided to Seller from suppliers to the extent such warranties are assignable) and similar obligations owing to the Seller, its officers, employees, agents and others, together with all books, computer software, files, papers, records and other data of the Seller relating to the assets, properties, business and operations of the Business; and

                           (xi) all other property and rights of every kind or nature Used by the Seller in the operation of the Business (other than the Excluded Assets).

         It is specifically understood and agreed by the parties hereto that the Buyer is acquiring, and Seller is selling, all of the tangible and intangible assets attributable to or Used by the Seller in the Business (including, without limitation, the assets of the Seller's operating division, TSS Products), other than the Excluded Assets. The aforesaid assets and properties to be transferred to the Buyer hereunder are hereinafter collectively referred to as the "Assets." The Purchase Price shall be allocated, apportioned and adjusted among the Assets in the manner specified in IRS Form 8594, attached as Schedule 1.01 and the parties agree to abide by such allocations for all tax reporting purposes.

                  (b) METHOD OF CONVEYANCE. The sale, transfer, conveyance, assignment and delivery by the Seller of the Assets to the Buyer in accordance with Section 1.01(a) hereof shall be effected at the Closing by Seller's execution and delivery to the Buyer of such deeds, bills of sale, assignments, licenses and any other conveyance documents as shall be necessary to transfer the Assets to Buyer. At the Closing, good, valid and marketable title to all of the Assets shall be transferred, conveyed, assigned and delivered by the Seller to the Buyer pursuant to such conveyance documents, free and clear of any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities and other restrictions or charges of any kind or nature whatsoever.

                  (c) ASSUMED OBLIGATIONS. At the Closing, the Buyer shall assume, and shall agree to satisfy and discharge as the same shall become due
(i) the Seller's liabilities and other obligations arising subsequent to the Closing Date under the Assumed Contracts listed on Schedule 1.01(a)(iii) to the extent


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


that the Seller's rights thereunder are effectively transferred to Buyer at Closing, and (ii) the outstanding balances, as of the Closing Date, of all Accounts Payable and Accrued Liabilities of the Seller set forth on Schedule 1.01(c), whether increased or decreased after December 31, 1995, including any new Accounts Payable of the same categories which arise prior to the Closing Date (all of the foregoing payables and liabilities being collectively referred to as the "Assumed Payables") (the assumed obligations under subsections (i) and
(ii) being collectively referred to as the "Assumed Obligations"). Except for the Assumed Obligations, the Buyer shall not assume or be responsible at any time for any liability, obligation, debt or commitment of the Selling Parties, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including but not limited to any liabilities, obligations, debts or commitments of the Selling Parties incident to, arising out of, or incurred with respect to, this Agreement and the transactions contemplated hereby (including any and all sales, transfer, income or other taxes arising out of the transactions contemplated hereby). The Selling Parties expressly acknowledge and agree that the Selling Parties shall retain, and that Buyer shall not assume or otherwise be obligated to pay, perform, defend or discharge, except for the Assumed Obligations, (i) any liability of the Selling Parties for Taxes (as defined in Section 8.01 hereof), whether measured by income or otherwise, (ii) any liability of the Selling Parties in connection with any Employee Benefits (as defined in Section 3.07 hereof), including, without limitation, any liability of the Selling Parties under ERISA (as defined in Section 3.07 hereof), (iii) any liability of the Selling Parties under any federal, state or local law, rule, regulation, ordinance, program, Permit, or other Legal Requirement relating to health, safety, hazardous substances and environmental matters applicable to the Business and/or the facilities Used by the Seller (whether or not owned by Seller), (iv) any liability pertaining to products sold by Seller prior to the Closing Date, including but not limited to, product liability and obligations under any warranty (including extended warranty) programs, or (v) any other liabilities or obligations which otherwise arise or are asserted by reasons of events, acts (or failures to act) or transactions occurring, or the operation of the Business, prior to the Closing Date, including, but not limited to, accrued bonuses or medical claims for Seller's employees or other insurance related matters. The Selling Parties further agree to satisfy and discharge as the same shall become due all obligations and liabilities of the Selling Parties not specifically assumed by the Buyer hereunder. Buyer's assumption of the Assumed Obligations shall in no way expand the rights or remedies of third parties against Buyer as compared to the rights and remedies which such parties would have had against Seller had this Agreement not been consummated. A copy of the Assumption Agreement as to Assumed Payables is attached hereto as Exhibit A.

         1.02 PURCHASE PRICE; PAYMENT FOR ASSETS. The Purchase Price for the Assets being acquired by Buyer hereunder shall be computed as provided in
Section 10.21. As a preliminary payment, Buyer shall deliver at the Closing to the Seller, by official bank check or wire transfer in same day funds, an amount equal to (i) the Preliminary Net Assets (as defined hereinafter), less (ii) $200,000 (such resultant amount being referred to as the "Closing Date Payment").

         As soon as practical (and in no event later than ninety (90) days after the Closing Date), (i) Buyer shall cause its accountants (the "Buyer's Accountants") to prepare a written computation of the Purchase Price, together with a final computation sheet, utilizing the same format for the computation as the Initial Computation Sheet (the "Final Computation Sheet"), and (ii) deliver to the Seller said computation of the Purchase Price and said Final Computation Sheet. The Purchase Price shall become final as described in Section 1.03. If the Purchase Price is greater than the Closing Date Payment, then such excess amount shall be paid by Buyer to Seller in same day funds within ten (10) days after the date on which the Purchase Price becomes final. If the Closing Date Payment exceeds the Purchase Price, then such excess amount shall be paid by Seller to Buyer in same day funds within ten (10) days after the date on which the Purchase Price becomes final. Each such payment shall also be accompanied by a payment of interest on such excess amount (by Buyer or Seller, as the case may be) accruing as of the Closing Date, at a rate of seven percent (7%) per annum.

         1.03 FINALIZATION OF PURCHASE PRICE; DISPUTES. The following clauses set forth the procedures for resolving disputes among the parties with respect to the determination of the Purchase Price and finalizing the Purchase Price:

                           (i) Within thirty (30) days after delivery to the
Seller of Buyer's computation of the Purchase Price pursuant to Section 1.02, the Seller may deliver to Buyer a written report (a "Seller's Report") prepared by the Seller's accountants (the "Seller's Accountants") advising Buyer either that the Seller's Accountants (A) agree with the Buyer's computation of the Purchase Price, or (B) deem that one or more adjustments are required. The costs and expenses of the services of the Seller's Accountants shall be borne by the Seller. If Buyer's accountants ("Buyer's Accountants") shall concur with the adjustments proposed by the Seller's Accountants, or if Buyer shall not object thereto in writing delivered to the Seller within thirty (30) days after Buyer's receipt of the Seller's Report, the calculations of the Purchase Price set forth in such Seller's Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud. If the Seller does not submit a Seller's Report within the 30-day period provided herein, then the Purchase Price as calculated by Buyer shall become final and shall not be subject to further review, challenge or adjustment absent fraud.

                           (ii) In the event that the Seller submits a Seller's
Report and Buyer's Accountants and the Seller's Accountants are unable to resolve the disagreements set forth in such report within (30) days after the date of the Seller's Report, then such disagreements shall be referred to a recognized firm of independent certified public accountants experienced in auditing companies in the Business and selected by mutual agreement of the Seller's Accountants and Buyer's Accountants (the "Settlement Accountants"), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment absent fraud. The Settlement Accountants shall use their best efforts to reach a determination not more than forty-five (45) days after such referral. The costs and expenses of the services of the Settlement Accountants shall be paid in equal amounts by Buyer and Seller.

         1.04 PRORATIONS AND ADJUSTMENTS. The operation of the Business and all income and expenses attributable thereto through the close of business on the day of the Closing Date shall be for the account of Seller and thereafter shall be for the account of Buyer. In computing the Purchase Price, expenses such as power and utility charges, property assessments, rents, license fees, dues, subscriptions and other charges, prepaid and deferred items, ad valorem or personal property taxes and other items of income and expense (unless specifically excluded otherwise in this Agreement) relating to the Business and covering periods of time both before and after Closing Date shall be prorated between Seller and Buyer as of the Closing Date by Buyer's Accountants. Such proration attributable to the Seller for such items of income and expenses shall be included by Buyer's Accountants in the Final Computation Sheet. A schedule of such prorations and the computations thereof will be attached to the Final Computation Sheet. Within sixty (60) days after the Closing Date, Buyer will cause all accounts being assumed by Buyer to be transferred to Buyer's name.

         1.05 SALE OF ACCOUNTS AND NOTES WITHOUT RECOURSE. The Buyer acknowledges that the Selling Parties are not guaranteeing (i) the collectability of the accounts receivable or notes receivable which constitute Assets being sold hereunder, or (ii) the creditworthiness of the persons and entities who owe such receivables or notes. THE ACCOUNTS RECEIVABLE ARE BEING SOLD TO BUYER AT CLOSING WITHOUT RECOURSE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN. A copy of the Assignment of Accounts is attached hereto as Exhibit B.

         1.06 HART-SCOTT-RODINO FILING. The parties acknowledge that the transactions contemplated hereby are covered by the federal Hart-Scott-Rodino Act ("Hart-Scott"), and that accordingly, as a condition precedent to the Closing, a Hart-Scott notification filing (the "Hart-Scott Filing") will need to be filed with the appropriate federal agencies prior to the Closing, and the applicable notification period will need to elapse prior to the Closing without any injunctions, objections, or cease and desist orders being issued or procured by such federal agencies (unless clearance of the transaction is received by the parties from such federal agencies prior to the elapsing of such notification period). The Selling Parties and Buyer agree to mutually cooperate in the preparation and filing of the Hart-Scott Filing, and to each pay their respective fees and expenses incurred in the preparation of such filing. The filing fee for the Hart-Scott Filing shall be paid by the Buyer.

                              ARTICLE II - CLOSING

         2.01 CLOSING. Subject to the conditions stated in Article VI of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall be held on or before April 12, 1996, or, if the conditions set forth in Sections 6.01 or 6.02 have not been satisfied or waived on such date, no later than seven (7) days after all conditions shall have been satisfied or waived (but in no event later than April 30, 1996, unless the parties otherwise agree in writing), at the offices of Martin, Tate, Morrow & Marston, P.C., 22 North Front Street, 11th Floor, Memphis, Tennessee 38103. The date and time upon which the Closing occurs is hereinafter referred to as the "Closing Date" and the Closing shall be deemed completed as of 11:59 p.m. Memphis time on the day of the Closing.

         2.02 DELIVERIES BY SELLER. At or prior to the Closing, the Seller shall deliver to Buyer:

                  (i) the Bill of Sale, duly executed by Seller, substantially in the form of Exhibit C hereto;

                 (ii) special warranty deeds duly executed by Seller and evidence of title with respect to each parcel of real estate owned by Seller as described in Section 6.02(e). The Special Warranty Deeds will be in substantially the form attached as collective Exhibit D.

                (iii) any conveyance instruments with respect to the Seller's transfer to Buyer of the Assumed Contracts and Intangible Rights included in the Assets as Buyer may reasonably request;

                 (iv) all originals and copies of agreements, instruments, documents, deeds, surveys, books, records, files, tax returns and other data and information within the possession of the Seller or any Affiliate of any Seller pertaining to the Business (collectively, the "Records"), provided, however, that the term Records shall not be deemed to include the corporate charter, by-laws, minutes, stock certificates, stock ledger, stockholder distribution records, shareholder agreements, voting agreements, or other similar corporate documents or records of the Seller;

                  (v) originals of any title or registration certificates for any vehicles or titled equipment or assets included within the Assets, duly endorsed in order to transfer ownership thereof to Buyer;

                 (vi) evidence, in form and substance satisfactory to Buyer, of the termination or release, at or prior to Closing, of any and all liens that encumber the Assets;

                (vii) duly executed assignments and consents of landlords to the assignment of the leases for branch locations listed on Schedule 1.01(a)(iii) substantially in the forms attached as collective Exhibit E hereto,

               (viii) an original of an amendment to the Articles of Incorporation of the Seller duly executed by the appropriate officers of the Seller, and in form suitable for filing with the State of Tennessee Secretary of State, to effect the change in the name of Three States to "TSC Memphis, Inc." (or any other name not confusingly similar to Three States Supply Co., Inc.);

                 (ix) the opinion of Waring Cox, counsel to the Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer with respect to the matters set forth in Sections 3.01, 3.02, 3.04, 3.05, and
3.06 as they relate to the Selling Parties. In rendering such opinion, Waring Cox may rely as to factual matters on certificates of officers and directors of Seller and on certificates of governmental officials (provided, however, no opinion shall be required as to Environmental Laws, Hazardous Materials, covenants against competition or restrictive covenants);

                  (x) a certificate executed by the Seller to the effect that the conditions set forth in Sections 6.02(a) and 6.02(d) have been satisfied;

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                 (xi) the Environmental Indemnity Agreement, duly executed by
Seller, substantially in the form of Exhibit F hereto (the "Environmental Indemnity Agreement"); and

                (xii) originals of any promissory notes evidencing the balances of the notes receivable constituting Assets, duly endorsed in order to transfer ownership thereof to Buyer.

         2.03 DELIVERIES BY BUYER. At or prior to the Closing, Buyer shall deliver:

                  (i) to Seller by (i) cashier's or other official bank check or
(ii) bank or wire transfer in same day funds to an account of Seller (designated in writing to Buyer at least three business days prior to the Closing), in the amount described in Section 1.02 as being required to be paid by Buyer to Seller at Closing;

                 (ii) a Guaranty from Watsco, Inc., the parent corporation of Buyer of the effect set forth in, and substantially in the form of Exhibit G hereto, guaranteeing the prompt and full payment and performance of all obligations and covenants of Buyer set forth in this Agreement or the Collateral Agreements;

                (iii) an opinion of Martin, Tate, Morrow & Marston, P.C., special counsel to Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to the Seller, with respect to the matters set forth in Sections 4.01, 4.02, 4.03, and 4.04, and with respect to those same matters as they relate to Watsco, Inc. and the Guaranty. In rendering such opinion, Martin, Tate, Morrow & Marston, P.C. may rely as to factual matters on certificates of officers and directors of Buyer and on certificates of governmental officials, and as to matters of Florida corporate law on the opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel; and

                 (iv) a certificate executed by an authorized officer of the Buyer, on behalf of the Buyer, to the effect that the conditions set forth in
Section 6.01(b) have been satisfied.

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES
                                OF THE SELLING PARTIES

         Each of the Selling Parties hereby jointly and severally represents and warrants to Buyer that:

         3.01 CORPORATE EXISTENCE AND QUALIFICATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee; the Seller has the corporate power to own, manage, lease and hold its Assets and to carry on its business as and where such Assets are presently located and such business is presently conducted; and neither the character of the Seller's Assets nor the nature of the Seller's Business requires the Seller to be duly qualified to do business in any jurisdiction outside those identified in Schedule 3.01(a) attached hereto, and the Seller is qualified and in good standing in each listed jurisdiction. Attached hereto as
Schedule 3.01(b) are true and correct copies of the Seller's Articles of Incorporation and Bylaws, as amended to date (collectively, the "Charter Documents").

         3.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by each of the Selling Parties and each such party has all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution, delivery and performance of this Agreement and the Collateral Agreements have been authorized by proper corporate action (including all necessary shareholder approval). This Agreement and each Collateral Agreement to which a Selling Party is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

         3.03 OWNERSHIP. The Shareholder owns all of the issued and outstanding Capital Stock of Seller, free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever.

         3.04 NO DEFAULTS OR CONSENTS. Except as disclosed on Schedule 3.04, the execution and delivery of this Agreement and the Collateral Agreements by the Selling Parties and the performance by the Selling Parties of their obligations hereunder and thereunder will not violate any provision of law or any judgment, award, decree, indenture, agreement or other instrument to which a Selling Party is a party, or by which a Selling Party or any properties or assets of a Selling Party are bound or affected, and such execution, delivery and performance of this Agreement and the Collateral Agreements will not conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument. NOTWITHSTANDING THE FOREGOING, OR ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE SELLING PARTIES AND BUYER EXPRESSLY ACKNOWLEDGE AND AGREE THAT ALTHOUGH THE SERVICE CONTRACTS PROVIDE THAT THEY MAY NOT BE ASSIGNED OR ASSUMED WITHOUT THE CONSENT OF THE OTHER PARTIES THERETO, THE SELLING PARTIES AND BUYER WILL NOT OBTAIN SUCH CONSENT IN CONNECTION WITH THE ASSIGNMENT OR ASSUMPTION THEREOF BY THE SELLING PARTIES PURSUANT TO THIS AGREEMENT. ACCORDINGLY, NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE SELLING PARTIES MAKE NO REPRESENTATIONS, WARRANTIES OR COVENANTS TO THE BUYER REGARDING THE PROCUREMENT OF SUCH CONSENTS, OR AS TO THE STATUS OR CONSEQUENCES OF FAILING TO PROCURE SUCH CONSENTS, AND TO THE EXTENT ANY OTHER PROVISIONS OF THIS AGREEMENT MAY BY THEIR TERMS PURPORT TO COVER OR INCLUDE SUCH MATTERS, THEN ALL PARTIES HERETO EXPRESSLY EXCLUDE SUCH MATTERS FROM SUCH PROVISIONS. However, if after the Closing Date, any of the other parties to the Service Contracts refuse to recognize the assignment or assumption thereof, then in such a case, the Selling Parties shall cooperate with Buyer and Buyer shall cooperate with the Selling Parties in any reasonable back-to-back arrangements proposed by the Buyer or Selling Parties in order to provide for the Buyer the benefits intended to be assigned under any such Service Contract (unless such other party thereto rightfully terminates or cancels such Service Contract), including, without limitation, the enforcement for the benefit of the Buyer of any and all rights of the Selling Parties against such other party to any such Service Contract arising out of the breach by such party or otherwise.

         3.05 NO VIOLATIONS. Except as disclosed on Schedule 3.05, neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

                     (i) violate or conflict with any of the terms, conditions or provisions of the Seller's Charter Documents;

                    (ii) violate any Legal Requirements applicable to the Seller or the Business;

                   (iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Assumed Contracts or any Permit binding upon or applicable to the Seller or the Business;

                    (iv) result in the creation of any lien, charge or other encumbrance on any Assets; or

                     (v) require any of the Selling Parties to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

         3.06 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to the Knowledge of the Seller, threatened before any Governmental Authority seeking to restrain any of the Selling Parties or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against any of the Selling Parties, as a result of the consummation of this Agreement.

         3.07 EMPLOYEE BENEFIT MATTERS.

                  (a) Schedule 3.07(a) provides a description of the Seller's employee benefits and benefit plans (collectively the "Employee Benefits"), including, but not limited to, (i) any "employee benefit plan," as such term is defined in Section 3(b) of the Employee Retirement Income Security Act of 1974 ("ERISA"), (ii) any personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement (including accrued bonuses), incentive award plan or arrangement, vacation policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not an ERISA plan, and (iii) any agreement, policy or practice, requiring the Seller to make a payment or provide any other form or compensation or benefit to any person performing services for the Seller upon termination of such services which would not be payable or provided in the absence of the consummation of this Agreement. All filings required to be made with any agency with respect to the Employee Benefits have been timely filed.

                  (b) Seller shall be responsible for (and Buyer shall not assume the obligation of) all employee wages, benefits (including payments for accrued bonuses, vacation or sick pay, unemployment compensation, employment taxes, medical claims or similar payments), contributions under any benefit program or agreement, severance pay obligations and other related employee costs arising as a result of any events, acts (or failures to act) prior to the Closing Date, whether or not disclosed on the schedules to this Agreement.

                  (c) Schedule 3.07(c) sets forth a true and complete list of all employees, together with each such employee's birth date, date of hire, and current salary (including bonuses) or a classified hourly wage schedule for all nonsalaried employees of the Seller. Except as described more fully in Schedule 3.07(c), none of said employees are subject to union or collective bargaining agreements and that Seller has not at any time had or, to the Knowledge of the Seller, been threatened with any work stoppages or other labor disputes or controversies with respect to its employees.

                  (d) Seller retains all liability and responsibility for fulfilling all federal and/or state COBRA and continuation of coverage requirements with respect to the Seller's current or former employees (and their dependents). Schedule 3.07(d) sets forth all of the Seller's administrative obligations with respect to the former employees of Seller listed on Schedule 3.07(d).

                  (e) The Shareholder shall cause the Seller to take all actions necessary to terminate the Three States Supply Co., Inc. Savings and Investment Plan (the "Plan") effective as of the Closing Date, including, but not limited to: (i) the adoption on or before the Closing Date of a valid resolution of the Seller's board of directors terminating the Plan, (ii) all actions necessary to provide participants in the Plan with pro-rata employer matching or profit sharing contributions through the Closing Date, (iii) all actions necessary to provide for the timely distribution of assets from the trust that is part of the Plan, including written directions from the Seller to the trustee of the trust,
(iv) all actions necessary to allow the timely preparation and filing with the Internal Revenue Service of an application for a determination letter that the Plan is qualified at the time of its termination, and (v) following the receipt of such determination of the Plan's qualified status, if favorable, take necessary action or direct such action of the Plan Administrator to allow the participants of the Plan to: (1) elect to make a direct rollover to the Watsco, Inc. Profit Sharing Retirement Plan & Trust (for those participants employed by Buyer at the time that such election becomes available), (2) elect to make a direct rollover to any other qualified plan or to an I.R.A. under the then existing rules and regulations under the Code, and (3) elect to receive an early distribution to the extent allowable under the Code. If an unfavorable determination as to the Plan's qualified status is received, then the Seller shall take any and all necessary steps to obtain a favorable determination as to the Plan's qualified status and the foregoing alternatives shall be made available to the participants of the Plan as of the date such elections become available.

                  (f) The Buyer shall neither assume any liability under any Employee Benefits which was incurred prior to the Closing Date, nor be construed as the sponsor or administrator of such Employee Benefits existing prior to the Closing Date.

         3.08 FINANCIAL STATEMENTS.

                  (a) The Seller has delivered to Buyer true and complete copies of audited financial statements with respect to the Business as of and for the years ended December 31, 1992, 1993, 1994 and 1995 (the "Audited Financial Statements") and unaudited financial statements as of and for the period ended January 31, 1996 (the "Latest Financial Statement") (the Audited Financial Statements, together with the Latest Financial Statement, are collectively referred to as the "Financial Statements"), and said Financial Statements are attached hereto as Schedule 3.08(a). All of such Financial Statements, together with the notes thereto, (i) are in accordance with the books and records of Seller which books and records are complete and accurate, (ii) present or will present fairly and accurately the financial condition of Seller as of the dates of the balance sheets, (iii) present fairly and accurately, in accordance with GAAP, the results of operations of the Business for the periods covered by such statements, (iv) have been prepared on a basis consistent with the preparations of Seller's prior years' financial statements, (v) include all adjustments which are necessary for a fair presentation of the financial condition of Seller and of the results of operations of the Business for the periods covered by such statements, and (vi) make full and adequate provisions for all liabilities or obligations of Seller, whether accrued, absolute, contingent or otherwise. The Financial Statements present fairly the financial condition and results of operations of the Business for the dates or periods indicated thereon. Except for the omission of certain notes and the absence of year-end adjustments (consisting only of normal recurring adjustments) in the Latest Financial Statement, all of such Financial Statements have been prepared in accordance with GAAP (as qualified in the opinions to the Financial Statements) applied on a consistent basis throughout the periods indicated.

                  (b) Except as otherwise set forth in Schedule 3.08(b) attached hereto, or in the Financial Statements, the Seller does not have any liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP) that individually or in the aggregate exceeds $25,000, which relate to the Business.

                  (c) The accounts and notes receivable reflected on the Latest Financial Statement and all of the Seller's accounts and notes receivable arising since the date of the Latest Financial Statement arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Seller to collect the accounts and notes receivable in full. No such account has been assigned or pledged to any other person, firm or corporation and no defense or set-off to any such account has been asserted by the account obligor or exists.

         3.09  ABSENCE OF CERTAIN CHANGES.

                  (a) Except as described in Schedule 3.09(a), since December 31, 1995, there has not been:

                            (i) any change in circumstances that had or might
have a Material Adverse Effect on the Business, the Assets, or the operations, prospects, financial condition or working capital of the Business;

                           (ii) any damage, destruction or loss (whether or not
covered by insurance) that had or might reasonably be expected to have a Material Adverse Effect on the Business, the Assets, or the operations, prospects, financial condition or working capital of the Business; or

                           (iii) any change in the sales patterns, pricing
policies, employee compensation or status, accounts receivable or accounts payable that had or might reasonably be expected to have a Material Adverse Effect on the Business;

                  (b) Since December 31, 1995, the Seller has not done any of the following:

                             (i) acquired the business or substantially all of
the assets of any Person;

                            (ii) purchased any securities of any Person;

                           (iii) sold, transferred, leased, mortgaged,
encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of any Assets, except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in
Schedule 3.13(a);

                            (iv) settled any claim or litigation, or filed any
motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator other than in the ordinary course of business;

                             (v) other than in the ordinary course of business,
incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of $25,000 (other than those required pursuant to any agreement specified in Schedule 3.13(a));

                            (vi) maintained its books of account other than in
the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP;

                           (vii) engaged in any one or more activities or
transactions outside the ordinary course of business;

                          (viii) other than in the ordinary course of business,
made any increase in (a) the rate of compensation payable or to become payable by the Seller to its employees engaged in the Business, or (b) the payment of any bonus, payment or arrangement made to, for or with any employees of the Seller engaged in the Business, except as required in the agreements set forth in Schedule 3.13(a) or by any Employee Benefits set forth in Schedule 3.07(a);

                            (ix) made any material and adverse change, whether
oral or written, to any agreement or understanding with any of the suppliers listed or required to be listed on Schedule 3.18, or entered into any new agreements or understandings with suppliers other than as set forth in Schedule 3.13(a);

                             (x) incurred or approved, or entered into any
customer incentive program that could result in savings to any and all such customers that exceed $5,000 in the aggregate; or

                            (xi) committed to do any of the foregoing.

         3.10 COMPLIANCE WITH LAWS. Except as described in Schedule 3.10, the Seller is and has been in compliance in all respects with any and all Legal Requirements applicable to the Business. None of the Selling Parties has received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that the Seller is not currently in compliance with all such Legal Requirements with respect to the Business. Without limiting the generality of the foregoing, none of the Selling Parties has received notice of, and to the Knowledge of the Seller, there is no basis for any claim, action, suit, investigation or proceeding that might result in a finding that the Seller is not or has not been in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder.

         3.11 LITIGATION; DEFAULT. Except as otherwise set forth in Schedule 3.11(1), there are no claims, actions, suits, investigations or proceedings against the Seller pending or, to the Knowledge of the Seller, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might reasonably be expected to have a Material Adverse Effect (whether covered by insurance or not) on the Business, the Assets, or the operations, prospects, working capital or financial condition of the Business and, to the Knowledge of the Seller, there is no basis for any such claim, action, suit, investigation or proceeding that is reasonably likely to result in a judgment, decree or order having a Material Adverse Effect on the Business, the Assets, or the operations, prospects, working capital or financial condition of the Business. Except as other wise set forth in Schedule 3.11(2), the Seller is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice, or lapse of time, or both, would (i) constitute a default under, or breach or violation of, any Legal Requirement, Permit or Contract applicable to the Business, or (ii) accelerate or permit the acceleration of the performance required under, or give any other party the right to terminate, any of the Assumed Contracts.

         3.12 OWNERSHIP OF ASSETS.

                  (a) Except as describe in Schedule 3.12(a), the Seller has and will have as of the Closing Date legal and beneficial ownership of the Assets, free and clear of any and all liens, mortgages, pledges, adverse claims, encumbrances or other restrictions or limitations whatsoever; PROVIDED, however, that with respect to all parcels of real estate to be sold pursuant to Section 1.01(a)(viii), the Seller shall only warrant the title thereto against the lawful claims of all Persons claiming the same by, through or under a conveyance from the Seller but not further or otherwise.

                  (b) None of Seller's Affiliates has directly or indirectly acquired any interests in any of the Assets or any rights or interests related to any of the Assets.

                  (c) To the knowledge of the Seller, the Seller has the right to use and shall as of the Closing Date have the right to use any and all information, trade secrets, patents, copyrights, trademarks, trade names and other intangible properties that are necessary or customarily Used by the Seller for the ownership, management or operation of the Business ("Intangible Rights") including, but not limited to, the Intangible Rights listed on Schedule 3.12(c). Except as listed on Schedule 3.12(c), Seller has received no written notice of a basis for the assertion of any claims based upon an improper or unauthorized use of Intangible Rights by the Seller.

         3.13 COMMITMENTS.

                  (a) Except as otherwise set forth in Schedule 3.13(a), the Seller is not a party to or bound by any of the following, whether written or oral, relating to the Business:

                             (i) any contract or commitment for capital
expenditures by the Seller in excess of $25,000 per calendar quarter in the aggregate;

                            (ii) any lease or license with respect to any
Assets, real or personal, whether as landlord, tenant, licensor or licensee, including the Leases;

                           (iii) any partnership agreement;

                            (iv) any contract with any Affiliate of Seller
relating to the provision of goods or services by or to the Seller;

                             (v) agreement for the sale of any Assets that in
the aggregate have a net book value on the Seller's books of greater than $25,000 other than for the sale of inventory in the ordinary course of business;

                            (vi) agreement that purports to limit the Seller's
freedom to compete freely in any line of business or in any geographic area; or

                           (vii) preferential purchase right, right of first
refusal, or similar agreement;

                  (b) All of the Assumed Contracts are valid, binding and in full force and effect, with no material defaults in existence, and none of the Selling Parties has been notified or advised by any party thereto of such party's intention or desire to terminate or modify any such Assumed Contract in any respect. Following the Closing, Buyer will be entitled to all of the benefits of Seller under the Assumed Contracts. True, correct and complete copies of the Assumed Contracts have been delivered to Buyer.

                  (c) Except as otherwise set forth in Schedule 3.13(c), the Seller is not a party to or bound by any Contract or Contracts relating to the Business, the terms of which were arrived at by or otherwise reflect less-than-arm's-length negotiations or bargaining.

         3.14 INSURANCE. The CNA Industrial Risk Information System Report, dated October 13, 1995, previously delivered to Buyer, contains a list of all claims during the last three (3) years, whether or not insured, in respect to casualty losses or occurrences, property damage or liability for personal injury or otherwise, whether made by Seller against any insurer or made against Seller by any person or entity (including any customer or employee) relating to the Business or the Assets.

         3.15 INVENTORIES. The inventory of the Seller as of the Closing Date shall be usable and saleable in the ordinary and usual course of business. Such inventory is carried on the Seller's books of account in accordance with GAAP (on the FIFO cost, lower of cost or market, basis) (the "FIFO Cost Inventory"). Except as set forth on Schedule 3.15, the Seller is not under any liability or obligation with respect to the return of Seller's inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers. All inventory is located at the locations set forth on Schedule 3.15.

         3.16 EQUIPMENT AND OTHER TANGIBLE PROPERTY. The Seller's equipment, computers, furniture, machinery, structures, fixtures and other tangible Property included in the Assets (the "Tangible Business Assets"), other than inventory, is in good operating condition and repair, except for ordinary wear and tear, and except for such Tangible Business Assets as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Seller's prior practices.

         3.17 PERMITS; ENVIRONMENTAL MATTERS.

                  (a) Except as otherwise set forth in Schedule 3.17(a), to the Actual Knowledge of the Seller, the Seller has all material Permits necessary for the Seller to construct, own, operate, use and/or maintain its Assets and to conduct the Business as presently conducted. All such Permits of Seller are set forth in Schedule 3.17(a). Except as otherwise set forth in Schedule 3.17(a), all such Permits are in effect, no proceeding is pending, or to the Knowledge of the Seller threatened, against the Seller to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken, or to the Knowledge of the Seller threatened, against the Seller, in connection with the expiration or renewal of such Permits which could adversely affect the ability of the Seller to own, operate, use or maintain any of its Assets or to conduct the Business as presently conducted. Except as otherwise set forth in Schedule 3.17(a), no violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations.

                  (b) Except as otherwise set forth on Schedule 3.17(b), there are no claims, investigations, litigation, or administrative proceedings pending, or to the Knowledge of the Seller, threatened against the Seller, and there are no judgments or decrees to which the Seller is a party, relating to the generation, storage, location, transport, release or migration of Hazardous Materials on, under or from the Owned Real Estate or the Leased Real Estate (collectively called "Environmental Claims").

                  (c) Except as otherwise set forth in Schedule 3.17(c), to the Actual Knowledge of the Seller, there are no claims, investigations, litigation, or administrative proceedings pending or threatened against any Person other than the Seller, and there are no judgments or decrees to which any other Person is a party, relating to the generation, storage, location, transport, release or migration of Hazardous Materials on, under, or from the Owned Real Estate or the Leased Real Estate.

                  (d) Except as otherwise set forth in Schedule 3.17(d), to the Actual Knowledge of the Seller, no Hazardous Materials are or have been generated, stored, located, transported, released or migrated on, under or from the Owned Real Estate or the Leased Real Estate in violation of any Environmental Laws.

                  (e) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3.17 SHALL BE DEEMED TO CONSTITUTE THE SOLE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLING PARTIES TO THE BUYER WITH RESPECT TO HAZARDOUS MATERIALS AND ENVIRONMENTAL LAWS, AND IF AND TO THE EXTENT ANY OTHER PROVISIONS OF THIS AGREEMENT MAY BY THEIR TERMS PURPORT TO COVER OR INCLUDE HAZARDOUS MATERIALS OR ENVIRONMENTAL LAWS, THEN ALL PARTIES HEREBY EXPRESSLY EXCLUDE FROM SUCH PROVISIONS ANY COVERAGE OR INCLUSION OF HAZARDOUS MATERIALS AND ENVIRONMENTAL LAWS. THE FOREGOING SHALL NOT BE DEEMED TO RESTRICT THE PROVISIONS OF THE ENVIRONMENTAL INDEMNITY AGREEMENT.

         3.18 SUPPLIERS AND CUSTOMERS. Schedule 3.18 sets forth the fifty (50) principal suppliers of the Seller for the calendar year 1995 and twenty-five
(25) principal customers for each branch of the Seller during each of calendar years 1994 and 1995 together with the dollar amount of goods purchased by the Seller from each such supplier and sold by the Seller to each such customer during each such periods. Except as otherwise set forth in Schedule 3.18, the Seller maintains good relations with all suppliers and customers listed or required to be listed in Schedule 3.18, and no such party has canceled, terminated or made any threat to any Selling Party to cancel or otherwise terminate its relationship with the Seller or to materially decrease its services or supplies to the Seller or its direct or indirect purchase or usage of the products or services of the Seller.

         3.19 PRODUCT CLAIMS. No material product or service liability claim is pending or, to the Knowledge of the Seller, threatened against the Seller or against any other party with respect to the products or services of the Seller.
Schedule 3.19 lists all product and service liability claims seeking damages in excess of $2,500 asserted against the Seller (or in respect of which the Seller received written notice) with respect to the products or services of the Seller during the last two years. Product and service liability claims not listed in
Schedule 3.19 because of the threshold amount do not aggregate more than $25,000.

         3.20 WARRANTIES AND RETURNS. Schedule 3.20 sets forth a summary of the present practices and policies followed by the Seller with respect to guarantees, warranties, extended warranties, servicing or repairs of any products sold and services rendered by Seller, whether such practices are oral or in writing or are deemed to be legally enforceable. Except as set forth in Schedule 3.20, there is not presently, nor has there been within the last three (3) years, any failure of a product sold by the Seller which, to the Knowledge of the Seller, may require a general recall or replacement campaign with respect to such product or a reformulation or change of such product, nor, to the Knowledge of the Seller, has there been any acceptance of returned defective goods of the Seller in excess of $50,000 for all such products sold by the Seller since 1993.

         3.21 SUFFICIENCY OF TRANSFERRED ASSETS. The Assets represent and constitute all assets, rights and privileges owned by the Seller in connection with or which have been Used in the Business (other than the Excluded Assets). To the knowledge of the Selling Parties, there are no existing or announced changes in the policies of any of the Seller's suppliers or customers which would have a Material Adverse Effect on Seller or the Business. The Assets constitute and represent all material assets and rights of the Seller Used in the Business.

         3.22 CUSTOMER INCENTIVE PROGRAMS. Schedule 3.22 sets forth a summary of all customer incentive programs, whether oral or in writing or deemed to be legally enforceable, including (i) the name of the customer subject to such program, (ii) a summary of the terms of such program, and (iii) the amount of incentives received by such customer under such program to date.

         3.23 SOLVENCY. Seller is solvent and able (and, after giving effect to the consummation of this Agreement, will be solvent and able) to pay its debts as they become due.

              ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to the Selling Parties that:

         4.01 CORPORATE EXISTENCE AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified.

         4.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by Buyer and Buyer has all requisite corporate power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agree ments. The execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all corporate action necessary on behalf of Buyer. This Agreement and each Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

         4.03 NO DEFAULT OR CONSENTS. Except as otherwise set forth in Schedule 4.03, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

                     (i) violate or conflict with any of the terms, conditions or provisions of Buyer's articles of incorporation or bylaws;

                    (ii) violate any Legal Requirements applicable to Buyer;

                   (iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or Permit applicable to Buyer;

                    (iv) result in the creation of any lien, charge or other encumbrance on any property of Buyer; or

                     (v) require Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority that has not heretofore been obtained or waived.

         4.04 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to Buyer's Knowledge, threatened before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against Buyer or its properties as a result of the consummation of this Agreement.

         4.05 SOLVENCY. Buyer is solvent and able (and, after giving effect to the consummation of this Agreement, will be solvent and able) to pay its debts as they become due.

                    ARTICLE V - OBLIGATIONS PRIOR TO CLOSING

         From the date of this Agreement through the Closing:

         5.01 BUYER'S ACCESS TO INFORMATION AND ASSETS. The Seller shall permit Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, employees, accountants, engineers and other representatives of the Seller at all times reasonably requested by Buyer for the purpose of conducting an investigation of the Business, the Assumed Obligations, the Assets and the Seller's financial condition, operations and prospects. The Seller shall make available to Buyer for examination all documents and data of every kind and character relating to the Business, the Assets and the Assumed Obligations in possession or control of, or subject to reasonable access by, the Seller, including, without limitation, all files, records, data and information (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. Also, the Seller shall allow Buyer access to, and the right to inspect, all of the Assets, except to the extent that such Assets are operated by a third-party operator, in which case the Seller shall use its best efforts to cause the operator of such Assets to allow Buyer access to, and the right to inspect, such Assets.

         5.02 SELLER'S CONDUCT OF BUSINESS AND OPERATIONS. The Seller shall keep Buyer advised as to all material operations and proposed material operations relating to the Business. The Seller shall (a) conduct its Business in the ordinary course, (b) maintain and operate its Assets in a good and workmanlike manner, (c) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (d) comply with all of the covenants contained in all Assumed Contracts,
(e) maintain in force until the Closing Date insurance policies equivalent to those in effect on the date hereof, and (f) comply in all material respects with all applicable Legal Requirements. Except as otherwise contemplated in this Agreement, the Seller will use its best efforts to preserve the present relationships of the Seller with persons having significant business relations therewith.

         5.03 GENERAL RESTRICTIONS. Except as otherwise expressly permitted in this Agreement, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, the Seller shall not (as it relates to the Business):

                     (i) acquire the business or substantially all of the assets of any Person;

                    (ii) purchase any securities of any Person;

                   (iii) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness, or make any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

                    (iv) make any change in any existing election, or make any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Business;

                     (v) enter into, amend or terminate any Assumed Contract relating to the Business;

                    (vi) sell, transfer, lease, mortgage, encumber, settle, collect, or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber, settle, collect, or otherwise dispose of, any Assets except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in
Schedule 3.13(a);

                   (vii) other than in the ordinary course of Business, settle any material claim or litigation, or file any material motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

                  (viii) other than in the ordinary course of Business, incur or approve, or enter into any agreement or commitment to make, any expenditures in excess of $25,000 (other than those required pursuant to any agreement specified in Schedule 3.13(a));

                    (ix) maintain its books of account other than in the ordinary manner in which they have been maintained and on a basis consistent with prior periods;

                     (x) adopt any Employee Benefits;

                    (xi) become a party to or bound by any of the arrangements of the type described in Section 3.13(a), whether written or oral;

                   (xii) engage in any one or more activities or transactions outside the ordinary course of business;

                  (xiii) other than in the ordinary course of Business, make any increase in (a) the rate of compensation payable or to become payable to its employees engaged in the Business, or (b) the payment of any bonus, payment or arrangement made to, for or with any of employees engaged in the Business, except as required in an agreement set forth in Schedule 3.13(a) or by any Employee Benefits set forth in Schedule 3.07(a);

                   (xiv) make any change, whether oral or written, to any agreement or understanding with any of the suppliers listed or required to be listed on Schedule 3.18, or enter into any new agreements or understandings with suppliers;

                    (xv) enter into any transaction or make any commitment which could result in any of the representations, warranties or covenants of the Selling Parties contained in this Agreement not being true and correct after the occurrence of such transaction or event;

                   (xvi) incur or approve, or enter into any customer incentive program; or

                  (xvii) commit to do any of the foregoing.

         5.04 NOTICE REGARDING CHANGES. The Seller shall promptly inform Buyer in writing of any change in facts and circumstances of which it acquires actual knowledge that could reasonably be expected to render any of the representations and warranties made herein by the Selling Parties materially inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

         5.05 ENSURE CONDITIONS MET.

                  (a) The Selling Parties shall use good faith efforts to cause the conditions to Buyer's obligations at Closing to be satisfied on or before the Closing Date and shall specifically use their good faith efforts to obtain all Seller Third Party Consents and to cause to be assigned to Buyer the Assumed Contracts (and any and all necessary Permits for the conduct of the Seller's Business) and shall cooperate with Buyer with regard to obtaining all such assignments.

                  (b) Buyer shall co-operate with Seller in causing the conditions to Seller's obligations at Closing to be satisfied on or before the Closing Date, and shall use its good faith efforts to obtain all Buyer Third Party Consents.

         5.06 CASUALTY LOSS. If, between the date of this Agreement and the Closing, any of the Assets shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause, then the Seller shall, at Buyer's election, (i) cause such Assets to be repaired or replaced prior to the Closing with Assets of substantially the same condition and function, (ii) deposit in a separate account an amount suffi cient to cause such Assets to be so repaired or replaced, or (iii) enter into contractual arrangements satisfactory to Buyer so that the Business will have at the Closing the same economic value as if such casualty had not occurred.

         5.07 EMPLOYEE MATTERS.

                  (a) The Seller shall permit Buyer to contact and make arrangements with Seller's employees for the purpose of assuring their employment by Buyer after the Closing Date and for the purpose of ensuring the continuity of the Business, and the Seller agrees not to discourage any such employees from being employed by or consulting with Buyer.

                  (b) The Seller shall use its good faith efforts to keep available the services of its present employees through the Closing Date.

         5.08 ASSETS AND LIABILITIES. The Seller shall not acquire any Assets or become liable for any liabilities outside the ordinary course of business.

                   ARTICLE VI - CONDITIONS TO SELLING PARTIES'
                                AND BUYER'S OBLIGATIONS

         6.01 CONDITIONS TO OBLIGATIONS OF THE SELLING PARTIES. The obligations of the Selling Parties to carry out the transactions contemplated by this Agreement are subject, at the option of the Selling Parties, to the satisfaction or waiver of the following conditions:

                  (a) Buyer shall have furnished Seller with a certified copy of all necessary corporate action on its behalf approving its execution, delivery and performance of this Agreement.

                  (b) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, except for changes contemplated by the terms of this Agreement, and Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing Date.

                  (c) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Seller) shall be pending or threatened before any Governmental Authority seeking to restrain any Selling Party or prohibit the Closing or seeking Damages against any Selling Party as a result of the consummation of this Agreement.

                  (d) Seller shall have received the opinion of Martin, Tate, Morrow & Marston, P.C., special counsel to Buyer in accordance with the provisions of Section 2.03(iii).

                  (e) Buyer shall have delivered the items required to be delivered as set forth in Section 2.03 hereof.

                  (f) Seller shall have received in writing all Seller Third Party Consents, and Buyer shall have received in writing all Buyer Third Party Consents.

                  (g) The Hart-Scott Filing shall have been duly filed, and the required notification period shall have expired without adverse governmental action (or waiver of such period has been granted by the appropriate federal agencies).

         6.02 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction or waiver by Buyer, of the following conditions:

                  (a) All representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, except for changes contemplated by the terms of this Agreement, and the Selling Parties shall have performed and satisfied in all material respects all agreements and cov enants required by this Agreement to be performed and satisfied by them at or prior to the Closing Date.

                  (b) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking Damages against Buyer, the Seller, the Business or the Assets as a result of the consummation of this Agreement.

                  (c) All notices required to be given in connection with the transactions contemplated by this Agreement shall have been duly and timely given.

                  (d) Except for matters disclosed in Schedule 3.09(a) attached hereto, since December 31, 1995 and up to and including the Closing Date, there shall not have been:

                             (i) any change in the Business, the Assets or the
operations, prospects, working capital or financial condition of the Seller that had or might reasonably be expected to have a Material Adverse Effect on the Business, the Assets or the operations, prospects, working capital or financial condition of the Business;

                            (ii) any damage, destruction or loss to the Seller
(whether or not covered by insurance) that had or might reasonably be expected to have a Material Adverse Effect on the Business, the Assets or the operations, prospects, working capital or financial condition of the Business.

                  (e) Buyer shall have made a determination satisfactory to Buyer that Seller shall have on the Closing Date good, marketable and indefeasible fee simple title to such real estate free and clear of all liens, encroachments, covenants, easements, restrictions and other matters which could reasonably be expected to materially and adversely affect the current use, occupancy or value, or the marketability of title, of the real estate (except for matters which have been expressly approved, in writing, by Buyer). With respect to such determination, the parties agree as follows:

                           (i) Seller agrees to promptly furnish title searches
or abstracts for the real property in Memphis, Tennessee from Security Title Company, Inc., for purpose of obtaining title commitments, and will furnish title insurance commitments (the title commitments and the title insurance commitments will be effectively referred to herein as "Title Commitments") for the real property located in Little Rock, Arkansas and St. Louis, Missouri, issued by a title insurance company selected by Buyer, committing to insure fee simple marketable title to all parcels of real estate in the amount of the value of each such parcel of real estate as reasonably established by Buyer and in Buyer's name (the title commitments and the title insurance commitments will be collectively referred to herein as "Title Commitments"). Upon receipt of the Title Commitments, Buyer shall have fifteen (15) days to examine the same and inform Seller in writing of Buyer's objection to any exception contained in or title defect revealed by any such Title Commitment which violates the first sentence of Section 6.02(e) above.

                           (ii) If, after examining the Title Commitments, Buyer
notifies Seller in writing of an exception in the Title Commitment which violates the first sentence of Section 6.02(e) and which the issuing title company either refuses to delete or provide satisfactory coverage against, Seller shall have until the Closing Date to (i) have any such exception removed or to provide assurance to Buyer that such exception will be removed upon issuance of the final policy or (ii) to deliver a commitment from another title insurance company acceptable to Buyer with an office in the county in which such real estate is located to issue a title insurance policy with such exception to be deleted or insured upon issuance of the final title policy. If prior to the Closing Date, Seller is unable to have any such exception removed or to provide Buyer with assurance that the exception will be removed upon issuance of the final policy, or to procure a commitment from another such title company to delete such exception, or insure over it upon issuance of the final policy, Buyer will have the option to accept title without removal or rectification of the matter objected to or Buyer may terminate this Agreement.

                  (f) The Buyer shall have received the opinion of Waring Cox, counsel to the Seller, in accordance with the provisions of Section 2.02(ix).

                  (g) The Selling Parties shall have furnished Buyer with a certified copy of all corporate action on its behalf approving the execution, delivery and performance of this Agreement.

                  (h) Buyer shall have completed its due diligence investigation, and the results thereof shall not have revealed that any of the representations and warranties of the Selling Parties set forth herein are untrue or incorrect in any material respect or that any condition or matter exists that might reasonably be expected to have a material and adverse effect on the ownership, operation, value, or prospects of the Assets or Business, including without limitation the results of all environmental investigations with respect to the real estate currently being leased by Seller or being acquired by the Buyer hereunder.

                  (i) All proceedings to be taken by the Selling Parties in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in substance to Buyer and its counsel, and Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may have reasonably requested in advance.

                  (j) Buyer shall have received in writing all Buyer Third Party Consents, and Seller shall have received in writing all Seller Third Party Consents.

                  (k) The Hart-Scott Filing shall have been duly filed, and the required notification period shall have expired without adverse governmental action (or waiver of such period has been granted by the appropriate federal agencies).

                  (l) Buyer shall have received written evidence, in form and substance satisfactory to Buyer, of the consent to the transactions contemplated by this Agreement of all other governmental, quasi-governmental and private third parties where the absence of any such consent would result in a violation of law or a breach or default under any Contract.

                  (m) Buyer shall have received written evidence in form and substance satisfactory to Buyer, of the termination, at or prior to the Closing, of any and all liens that encumber the Assets.

                  (n) Seller shall have delivered the items required to be delivered as set forth in Section 2.02 hereof.

                     ARTICLE VII - POST-CLOSING OBLIGATIONS

         7.01 FURTHER ASSURANCES. Following the Closing, the Selling Parties and the Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

         7.02 PUBLICITY. None of the Selling Parties shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by the Buyer, except as required by law (in which case, so far as possible, there shall be consultation between the parties prior to such announcement).

         7.03 NON-COMPETITION.

                  (a) GENERAL. In consideration of the payment of the Purchase Price, and in order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Selling Parties hereby covenants and agrees as follows:

                             (i) None of the Selling Parties, without the prior
written consent of Buyer, shall for a period of three (3) years from and after the Closing Date, directly or indirectly, for itself or for any other Person, firm, corporation, partnership, association or other entity, employ or attempt to employ any employee of the Seller, the Buyer or any of Buyer's Affiliates until at least one year after the date such employee was not employed by the Seller, the Buyer or any of their Affiliates.

                            (ii) None of the Selling Parties, nor any of their
Affiliates, shall, without the prior written consent of the Buyer and for a period of three (3) years from and after the Closing Date, (A) directly or indirectly acquire or own in any manner any interest in any Person, firm, partnership, corporation, association or other entity which is engaged in any facet of the Business or which competes in the Business in any way with the Buyer or any of its subsidiaries or Affiliates, anywhere within the States of Tennessee, Arkansas, Missouri, Alabama or Mississippi (the "Territory") (except for acquiring ownership of any stocks, bonds, or securities of any publicly traded company, so long as the Selling Parties and their Affiliates do not jointly or severally own more than ten (10%) percent of the issued and outstanding amounts of such stocks, bonds or securities), or (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any Person, firm, partnership, corporation, association or other entity which is engaged in any facet of the Business or which competes in the Business in any way with the Buyer, or any of its subsidiaries or Affiliates, within the Territory. It is further agreed that if at any time it shall be determined that this covenant is unreasonable as to time or area, or both, by any court of competent jurisdiction, Buyer shall be entitled to enforce this covenant for such period of time and within such area as may be determined to be reasonable by such court.

                  (b) NONDISCLOSURE. From and after the Closing Date, each of the Selling Parties hereby agrees that it shall not at any time, disclose, directly or indirectly, to any Person, firm, corporation, partnership, association or other entity, any confidential information relating to the Business, the Buyer or its subsidiaries or Affiliates, or any information concerning their respective financial condition, customers, sources of leads and methods of obtaining new business or the methods generally of doing and operating their respective businesses, except to the extent that such information is a matter of public knowledge or is required to be disclosed by law or judicial or administrative process or is generally known in the industry or is readily ascertainable by lawful inquiry or means.

                  (c) INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by any of the Selling Parties or any of their Affiliates of any or all of the covenants and agreements contained in this Section 7.03 may cause irreparable harm and damage to Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, each of the Selling Parties recognizes and hereby acknowledges that Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 7.03 by the Selling Parties and/or its associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer may possess hereunder, at law or in equity. Nothing contained in this Section 7.03 shall be construed to prevent Buyer from seeking and recovering from the Selling Parties damages sustained by it as a result of any breach or violation by any of them of any of the covenants or agreements contained herein.

         7.04 MAINTENANCE AND ACCESS TO RECORDS.

                  (a) From and after the Closing Date and upon reasonable notice and during regular business hours, the Seller shall (i) permit Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to any books, records, files, agreements and other information relating to the Business in the possession of the Selling Parties or their respective Affiliates and at Buyer's expense to allow copies made thereof, and (ii) use its best efforts to permit Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the employees, counsel, accountants and other representatives of the Selling Parties and their respective Affiliates, in each case to the extent and at all times reasonably requested by Buyer for the purpose of investigating or defending any claim made against the Buyer with respect to the Business in connection with periods ending on or before the Closing Date.

                  (b) Buyer shall maintain the Records for at least ten (10) years after the Closing Date. During such period, and upon reasonable notice and during regular business hours, Buyer shall (i) permit the Seller and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the Records and at Seller's expense to allow copies made thereof, and (ii) use its best efforts to permit the Seller and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the employees, counsel, accountants, engineers, and other representatives of the Buyer and its Affiliates, in each case to the extent and at all times reasonably requested by the Seller for the purpose of investigating or defending any claim made against the Buyer for which the Selling Parties are responsible hereunder or for the purpose of responding to any Internal Revenue Service audit applicable to the Business prior to the Closing Date.

         7.05 CONSENTS. To the extent that an attempted assignment or transfer of any Assumed Contract, Permit or Intangible Right to be transferred to and assumed by the Buyer hereunder without the consent of a Person other than the Seller, would constitute a breach thereof, this Agreement shall not constitute an assignment or attempted assignment thereof. If Seller is unable to obtain prior to the Closing any such consent necessary for the assignment or transfer of any Assumed Contract (other than Service

Contracts) or Intangible Rights, and Buyer and Seller then mutually waive in writing the requirement that such consent be obtained prior to the Closing, then in such a case, at or following the Closing Date, the Selling Parties shall cooperate with the Buyer and the Buyer shall cooperate with the Selling Parties in any reasonable back-to-back arrangements proposed by the Buyer or Selling Parties in order to provide for the Buyer the benefits intended to be assigned under any such Assumed Contract (unless the third party thereto rightfully terminates or cancels such Contract), or Intangible Right, including, without limitation, the enforcement for the benefit of the Buyer of any and all rights of the Selling Parties against a third party to any such Assumed Contract, or Intangible Right arising out of the breach by such third party or otherwise.

         7.06 COOPERATION IN LITIGATION. Each party hereto will fully cooperate with all other parties hereto in the defense or prosecution of any litigation or proceeding initiated by third parties (or order or settlement in connection therewith) already instituted or which may be instituted hereafter against or by any party hereto relating to or arising out of the conduct of the Business prior to the date hereof (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including reasonable attorneys' fees and expenses) of the party providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its employees and agents while assisting in the defense or prosecution of any such litigation or proceeding. Notwithstanding the foregoing, this Section 7.06 shall not apply to any litigation which is the subject of a claim for indemnification pursuant to Article VIII hereof.

         7.07 NAME CHANGE. The Selling Parties agree not to use on and after the Closing Date the names "Three States Supply Co., Inc.," "Three States Supply, Inc., or any other name, trademark, service mark, tradename, logo or identification substantially or confusingly similar to "Three States Supply Co., Inc.," "Three States Supply, Inc., or any other name, trademark, service mark, tradename or logo or identification that is substantially or confusingly similar to any other trademark, service mark, tradename or logo used by the Seller in connection with the Business.

         7.08 PAYMENT OF RETAINED LIABILITIES. The Selling Parties covenant and agree that they will pay, perform and discharge any and all liabilities and obligations of Seller that are not included among the Assumed Obligations as and when such payments, performances or discharges are required to be paid, performed or granted, except to the extent a good faith dispute exists or occurs as to Seller's liability to pay, perform, or discharge any such liabilities or obligations and Seller diligently contests its liability or obligations with respect thereto.

         7.09 POST-CLOSING RECEIPTS. Following the Closing, the Seller shall hold in trust for, and immediately remit to the Buyer, any amounts collected or received by the Seller that relate to sales made on or following the Closing Date or which relate to any of the Accounts Receivable or other Assets.

         7.10 NONDISCOURAGEMENT. The Selling Parties shall not discourage any of the Seller's employees from accepting employment offers from Buyer or from accepting offers to serve as consultants for Buyer.

         7.11 EMPLOYMENT EXPERIENCE RATING. If requested, Seller will assign to Buyer its experience rating with the Tennessee Department of Employment Security, together with similar experience ratings in other applicable states, to the extent permitted by applicable law.

         7.12 EMPLOYMENT MATTERS OF BUYER AFTER CLOSING.

                  (a) Buyer agrees to make employment offers to substantially all of the employees of Seller (effective the day after the Closing Date) offering to employ them commencing as of the day after the Closing Date at their present employment locations. With respect to all such employees who accept such employment offers, such employees will become employed by Buyer, subject in all respects to Buyer's employment policies and practices from time to time in effect (including without limitation the right to discharge such employees). Buyer agrees that if and to the extent it takes any action with respect to such employees on or after the Closing Date which would require any notices to be given to the employees or any governmental agency or authority, under 29 U.S.C. 2101 ET SEQ. (the WARN Act), or under any similar state law relating to mass lay-offs, plant closings, work hour reductions, or employee terminations, Buyer will give all notices with respect thereto as may be required by any applicable federal or state laws. Buyer represents to Seller that Buyer does not presently plan to take any such actions with respect to such employees which would require such notices.

                  (b) Notwithstanding the fact that the employees of the Business will be employed by Seller through the Closing Date, Buyer agrees that pursuant to and in accordance with I.R.S. Revenue Procedure 84-77, 1984-2, CB753, as amended, Buyer shall prepare and file the federal W-2 forms for all persons who were employees of the Business at any time during the calendar year 1996, covering the period consisting of the entire calendar year 1996 (I.E., including the portions of such year prior to the Closing Date). Buyer's sole obligation hereunder shall be to file said W-2 forms and Buyer shall have no responsibility for (i) the preparation or filing of any other tax forms relating to any of Seller's employees for the period of time prior to the Closing Date, or (ii) the payment of any tax related thereto.

               ARTICLE VIII -- TAX AND INDEMNIFICATION PROVISIONS

         8.01 REPRESENTATIONS AND OBLIGATIONS REGARDING TAXES. Each of the Selling Parties hereby represents and warrants, jointly and severally, to and agrees with the Buyer as follows:

                  (a) All returns and reports, including without limitation, information, sales tax, franchise tax and withholding returns and reports ("Tax Returns") of or relating to any foreign, federal, state, franchise, excise or local tax assessment or other governmental charge (all herein referred to collectively as "Taxes" or singularly as a "Tax") that are required to be filed on or before the Closing Date by or with respect to the Business, have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in such Tax Returns have been so included,
(iii) all information provided in such Tax Returns is true, correct and complete, (iv) all Taxes that have become due with respect to the taxable years covered by such Tax Returns have been timely paid in full, (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, and (vi) all withholding Tax requirements imposed on the Seller for all taxable periods through the close of business on the Closing Date have been satisfied in full in all respects.

                  (b) There is no claim against any of the Selling Parties with respect to any Taxes and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to any of the Selling Parties, in each case relating to the Business.

                  (c) Except for federal and state tax returns for the year 1995, there is not in force any extension of time with respect to the date on which any Tax Return of or with respect to the Business is due to be or have been filed, or any waivers or agreements by or with respect to the Seller of or for any extension of time for the assessment or payment of any Tax.

                  (d) The Seller shall grant to Buyer or its designees access at all reasonable times to all of its books and records (including tax workpapers and returns and correspondence with tax authorities) insofar as they relate to the operations of the Business, including the right to take extracts therefrom and make copies thereof, to the extent such books and records relate to taxable periods ending on or prior to or that include the Closing Date.

                  (e) Seller has on file current and valid resale certificates for all customers that are exempt from payment of sales taxes for goods purchased from Seller, and Seller has delivered true and correct copies of all such resale certificates to Buyer.

         8.02 INDEMNIFICATION PROVISIONS.

                  (a) Each of the Selling Parties hereby jointly and severally agrees to indemnify Buyer against, and agrees to protect, save and hold harmless Buyer from and against any and all Damages resulting from:

                             (i) A claim by any taxing authority for any Taxes
of the Seller relating to the Business allocable to any period ending on or prior to the Closing Date;

                            (ii) A claim by any taxing authority for any Taxes
of the Seller arising from or occasioned by the sale of the Assets pursuant to this Agreement (other than any sales tax);

                           (iii) Except with respect to the representations and
warranties contained in Section 3.17 (or any other matters relating to Hazardous Materials or Environmental Laws) any breach of, or the failure to perform or satisfy any of the representations, warranties, covenants or agreements made by any of the Selling Parties in this Agreement or any Collateral Agreement.

                            (iv) Except with respect to any liability or
obligation arising from or relating to Hazardous Materials or Environmental Laws, the existence of any liabilities or obligations of the Selling Parties (whether accrued, absolute, contingent, known or unknown, or otherwise, and whether or not of a nature appropriate for inclusion in a balance sheet in accordance with GAAP) relating to the Business, other than the Assumed Obligations.

                  (b) Buyer hereby agrees to indemnify the Selling Parties against, and agrees to protect, save and hold harmless the Selling Parties from and against, any and all Damages resulting from a breach of, or the failure to perform or satisfy any of the representations, warranties, covenants, or agreements made by Buyer in this Agreement or any Collateral Agreement.

                  (c) For purposes of this Article VIII, a party making a claim for indemnity is referred to as the "Indemnified Party" and the party against whom such claim is asserted is referred to as the "Indemnifying Party."

         8.03 INDEMNIFICATION PROCEDURES FOR TAXING AUTHORITIES AND THIRD PARTY CLAIMS.

                  (a) TAXES.

                             (i) If a claim shall be made by any taxing
authority for any Tax that, if successful, would result in the indemnification of an Indemnified Party, the Indemnified Party shall promptly notify the Seller in writing of such fact; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced.

                            (ii) Subject to the resolution of any Tax contest
pursuant to this Section 8.03, upon notice from Buyer to the Seller that an Indemnified Party is entitled to an indemnification payment for Damages pursuant to Section 8.02, the Seller (or the Shareholder) shall thereupon pay to the Indemnified Party an amount that, net of any Taxes imposed on the Indemnified Party with respect to such payment, will indemnify and hold the Indemnified Party harmless from such Damages.

                           (iii) The Indemnified Party shall take such action in
connection with contesting such claim as the Seller shall reasonably request in writing from time to time; provided that (A) within 30 days (or such earlier date that any payment of Taxes is due by the Indemnified Party) after the notice described in (i) above has been delivered, the Seller requests that such claim be contested, (B) the Seller shall have agreed to pay to the Indemnified Party on demand all costs and expenses that the Indemnified Party may incur in connection with contesting such claim, including, without limitation, reasonable attorneys'

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

and accountants' fees and disbursements, and (C) if the Indemnified Party is requested to pay the Tax claimed and sue for a refund, the Seller (or the Shareholder) shall have advanced to the Indemnified Party, on an interest free basis, the amount of such claim. In the case of any such claim referred to above, the Indemnified Party shall not make payment of such claim for at least 30 days (or such shorter period as (A) may be required by applicable law) after the giving of the notice required by (i) above, (B) shall give to the Seller any information reasonably requested relating to such claim, and (C) otherwise shall cooperate with the Seller in good faith in order to contest effectively any such claim.

                            (iv) Subject to the provisions of paragraph (iii)
above, the Indemnified Party shall prosecute such contest to a determination in a court of initial jurisdiction, and if the Seller shall reasonably request, the Indemnified Party shall prosecute such contest to a determination in an appellate court.

                             (v) If, after actual receipt by the Indemnified
Party of an amount advanced by Seller (or the Shareholder) pursuant to paragraph
(ii) above, the extent of the liability of the Indemnified Party with respect to the indemnified matter shall be established by the final judgment or decree of a court or a final or binding settlement with an administrative agency having jurisdiction thereof, the Indemnified Party shall promptly pay to Seller (or the Shareholder) any refund received by or credited to the Indemnified Party with respect to the indemnified matter (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority). Notwithstanding the foregoing, the Indemnified Party shall not be required to make any payment hereunder before such time as the Seller shall have made all payments or indemnities then due with respect to Indemnified Party pursuant to this Article VIII.

                  (b) THIRD PARTY CLAIMS OTHER THAN TAXES.

                             (i) If any claim relating to any matter (other than
a claim by a taxing authority for any Tax) for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim stating with reasonable specificity the circumstances of the Indemnified Party's claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 8.04 has expired without such notice being given.

                            (ii) After receipt by the Indemnifying Party of such
notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall, at its cost and expense, defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party's notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including but not limited to the retention of counsel reasonably satisfactory to the Indemnified Party, and the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party. In the event that the Indemnifying Party shall fail to initiate a defense of such claim within ten days of the date of the notice to the Indemnifying Party, or in the event that in the reasonable judgment of the Buyer, the Indemnifying Party is not adequately defending such claim, then the Indemnified Party shall retain counsel and conduct the defense of such claim as it may in its discretion deem proper, at the cost and expense of the Indemnifying Party. Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,

                             (A) take such action as the Indemnifying Party may
reasonably request in connection with such action,

                             (B) allow the Indemnifying Party to dispute such
action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and

                             (C) render to the Indemnifying Party all such
assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

         8.04 LIMITATION ON LIABILITY.

                  (a) The representations, warranties, covenants, and agreements, (including, without limitation, the indemnities) of the Selling Parties set forth in this Agreement or made in connection with the transactions contemplated hereby, shall survive the Closing, except as expressly provided in
Section 8.04(b).

                  (b) Except as set forth in clauses (i), (ii), and (Iii) below, all representations and warranties of the Selling Parties contained in this Agreement shall expire, terminate and be of no force and effect (or provide the basis for any claim) and no party shall have any obligation to indemnify for a breach of any representation or warranty, unless written notice of the claim resulting from the breach is received by the Selling Parties prior to December 31, 1998; provided, however, that (i) with respect to claims resulting from a breach of any representation or warranty contained in Section 8.01 (a "Tax Claim"), written notice of any such Tax Claim must be received prior to the expiration of the statutory period during which any taxing authority may bring a claim against Buyer for Taxes which are the subject of any such Tax Claim or, such longer statutory period if requested by the Internal Revenue Service, (ii) with respect to any claim of actual fraud against any of the Selling Parties or any claim relating to a breach of any representation or warranty set forth in
Section 3.07, written notice of any such claim must be received prior to December 31, 2004, and (iii) all representations and warranties set forth in
Section 3.17 shall expire, terminate and be of no force and effect (or provide the basis for any claim) ten years after the date hereof (and the parties acknowledge and agree that the applicable procedures and time periods for the Buyer to seek indemnification with respect to any breaches thereof are governed by the Environmental Indemnity Agreement.

                  (c) Notwithstanding anything to the contrary herein, (i) the Selling Parties shall be obligated to indemnify, protect, save, and hold harmless the Buyer as and to the extent provided in Article VIII of this Agreement or in Section 4 of the Environmental Indemnity Agreement (all of the foregoing obligations being collectively referred to as the "Indemnity Obligations") or be otherwise liable to Buyer for breach of this Agreement, any Collateral Agreement, or Section 4 of the Indemnity Agreement, only to the extent that the aggregate of all of the Damages claimed or submitted by the Buyer against the Selling Parties under the Indemnity Obligations and otherwise asserted by Buyer against the Selling Parties exceeds $50,000, it being understood that said $50,000 figure is to serve as a "basket" for the liability of the Selling Parties hereunder and thereunder, i.e., as a "deductible" (for example, if the Damages for which the Selling Parties would, but for the provisions of this paragraph (c) be liable, aggregate $51,000, then the Selling Parties would be liable only for the $1,000 in excess of the $50,000 basket), and (ii) the aggregate of all Damages for which the Selling Parties shall be obligated or liable to the Buyer under the foregoing is expressly limited to, and the Buyer shall have no right to seek, recover, set-off or assert any amounts in excess of, the dollar sum equal to the Purchase Price plus the Assumed Payables.

         8.05 SET-OFF.

                  (a) To the extent the Buyer is entitled to indemnification for any Damages under Section 8.02 under this Agreement with respect to any matter, then the Buyer may (but shall not be required to) set off against (and deduct from) any payments owing to the Seller under this Agreement or any Collateral Agreement all or any part of such Damages. To the extent that there remain unsatisfied claims after the set-offs described above, Buyer shall have full recourse against the Selling Parties for payment of such claims.

                  (b) To the extent the Seller is entitled to indemnification for any Damages under Section 8.02 under this Agreement with respect to any matter, then the Seller may (but shall not be required to) set-off against (and deduct from) any payments owing to the Buyer under this Agreement or any Collateral Agreement all or any part of such Damages. To the extent that there remain unsatisfied claims after the set-offs described above, Seller shall have full recourse against the Buyer for payment of such claims.

         8.06 SOLE AND EXCLUSIVE REMEDIES. Notwithstanding anything to the contrary in this Agreement, the parties expressly agree that the Environmental Indemnity Agreement constitutes the sole and exclusive remedy, indemnification agreement and procedure of the Buyer with respect to any breach by the Selling Parties of any of the representations or warranties contained in Section 3.17 hereof or any other matters relating to Hazardous Materials or Environmental Laws.

                           ARTICLE IX - MISCELLANEOUS

         9.01 CONFIDENTIALITY. Each party hereto shall, and shall cause its Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Seller, the Buyer, their affiliates or their respective businesses; provided, however, that the foregoing obligation of confidentiality shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by any of the parties or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to any of the parties or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers after the Closing Date on a nonconfidential basis prior to its disclosure by any of the parties or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, and (iii) information that is required to be disclosed by any of the parties or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that each party shall promptly shall notify the other parties of any disclosure pursuant to clause (iii) of this Section 9.01.

         9.02 BROKERS. Regardless of whether the Closing shall occur, (i) the Selling Parties shall jointly and severally indemnify and hold harmless Buyer from and against any and all liability for any broker's or finders' fees arising with respect to brokers or finders retained or engaged by the Selling Parties in respect of the transactions contemplated by this Agreement, and (ii) Buyer shall indemnify and hold harmless the Selling Parties from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions contemplated by this Agreement.

         9.03 COSTS AND EXPENSES. Each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby. With respect to the real estate to be sold pursuant to Section 1.01(a)(viii), Seller shall pay for the costs of preparation of the deed and the title search (or abstract) for the issuance of the title commitment. Buyer shall pay for the costs of surveys (if any), transfer taxes (if any), recording and register's fees, and the title insurance premiums. With respect to the transfer of the Assets hereunder, Buyer shall pay any sales taxes related thereto.

         9.04 NOTICES. Any notice, request, instruction, correspondence or other document to be given hereunder or under any Collateral Agreement by any party thereto to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

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

         BUYER:                  TSSC Acquisition, Inc.
                                 2665 South Bayshore Drive, Suite 901
                                 Miami, Florida  33133
                                 Telecopy No. (305) 858-4492

                                 WITH A COPY TO:

                                 Martin, Tate, Morrow & Marston, P.C.
                                 22 North Front Street, Suite 1100
                                 Memphis, Tennessee 38103-1182
                                 Attention: W. Emmett Marston
                                 Telecopy No. (901) 527-3746

         SELLING PARTIES:        Three States Supply Co., Inc. and UIS, Inc.
                                 15 Exchange Place
                                 Jersey City, New Jersey 07302
                                 Attention: Joseph F. Arrigo
                                 Telecopy No. (201) 946-2600

                                 WITH A COPY TO:

                                 Waring Cox, P.L.C.
                                 50 North Front Street, Suite 1300
                                 Memphis, Tennessee
                                 Attention: Sam D. Chafetz, Esq.
                                 Telecopy No. (901) 543-8000

Each of the above addresses for Notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or certified mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by certified mail or personal delivery.

         9.05 NO NEGOTIATIONS. The Selling Parties shall not, and shall cause its Affiliates and all of its and its Affiliates' respective officers, directors, employees, partners, agents and advisors not to, directly or indirectly, encourage, solicit or engage in discussions or negotiations with, or provide any information to, or consider any proposal or offer presented by, any party concerning any sale of the Business or any of the Assets while this Agreement is in effect. During such period, no party hereto shall enter into any agreement or take any action that by its terms or effect could reasonably be expected to affect adversely the ability of the parties hereto to consummate the transactions contemplated hereby.

         9.06 GOVERNING LAW. The provisions of this Agreement and the Collateral Agreements shall be governed by and construed in accordance with the laws of the State of Tennessee (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto consents to the nonexclusive jurisdiction of the United States District Court for the Southern District of Florida and of the United States District Court for the Western District of Tennessee, Western Section, and hereby consents to the venue of any such counts. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements.

         9.07 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of each of the parties to this Agreement shall be deemed to have been made, and the certificates delivered pursuant to

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

clause (x) of Section 2.02 and clause (iv) of Section 2.03 by a party, are agreed to and shall be deemed to constitute the making of such representations and warranties, again at and as of the Closing Date by and on behalf of the party on behalf of whom such certificates are delivered.

         9.08 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement or any Collateral Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement or any Collateral Agreement shall be deemed or shall constitute a waiver of any other provision thereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         9.09 BINDING EFFECT AND ASSIGNMENT. This Agreement and the Collateral Agreements shall be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns; but neither this Agreement, nor any Collateral Agreement, nor any of the rights, benefits, obligations or liabilities thereunder shall be assigned (by operation of law or otherwise), by any party thereto without the prior written consent of the other parties thereto, PROVIDED; however, that (i) any party may at any time, without such consent, make any such assignment to any of its Affiliates (but such an assignment shall not be deemed to release such party from any of said obligations or liabilities), or (ii) the Seller may at any time, without such consent, dissolve and liquidate into the Shareholder (but only if the Shareholder fully assumes in writing all of said obligations and liabilities of Seller), or (iii) any party may at any time, without such consent, merge with or into any Person (but only if the survivor or such merger (x) has a GAAP net worth immediately following the merger, which is greater than or equal to the GAAP net worth of such party immediately prior to the merger and (y) fully assumes by operation of law or otherwise all of said obligations and liabilities of said party). If any of the foregoing permitted assignments occur, the party performing such assignment (or its successor or assignee) shall give written notice to the other parties hereto within thirty (30) days after such occurrence. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any rights, benefits or obligations hereunder.

         9.10 REMEDIES. Subject to the provisions of Section 8.06, the rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies and such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute, equity or otherwise.

         9.11 EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another Schedule, or (ii) the disclosure is such that a reasonable person would recognize that the disclosure modifies a disclosure made elsewhere.

         9.12 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.13 REFERENCES. Whenever required by the context, and as used in this Agreement or any Collateral Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires. As used in this Agreement, the words "herein", "hereof" and words of similar import mean this Agreement and not merely a particular section, paragraph or sentence thereof.

         9.14 SURVIVAL. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive the Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

         9.15 ATTORNEYS' FEES. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement or any Collateral Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

         9.16 RISK OF LOSS. Prior to the Closing, the risk of loss or damage to, or destruction of, any and all of the Assets shall remain with the Seller, and the legal doctrine known as the "Doctrine of Equitable Conversion" shall not be applicable to this Agreement or to any of the transactions contemplated hereby.

         9.17 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges that the rights of each other party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, in the event that a party violates or fails and refuses to perform any covenant or agreement made by it in this Agreement, then each other party may be without an adequate remedy at law. Each party agrees, therefore, that in the event it violates or fails and refuses to perform any covenant or agreement made by it in this Agreement, each other party may, in addition to any remedies hereunder for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other injunctive relief.

         9.18 BULK TRANSFER COMPLIANCE. The Selling Parties and the Buyer hereby waive compliance with the provisions of Article 6 of the Uniform Commercial Code, entitled "Uniform Commercial Code -- Bulk Transfers" or comparable laws relating to bulk transfers as adopted in the various jurisdictions in which the Assets are located, to the extent applicable to the transactions contemplated hereby. The Selling Parties shall jointly and severally indemnify and save harmless the Buyer from and against any and all Damages arising out of noncompliance with said bulk transfer laws.

         9.19 SEVERABILITY. If any provisions hereof are unenforceable for any reason, then they shall be deemed to be fully severable and the remaining provisions hereof shall continue to be fully enforceable.

                             ARTICLE X - DEFINITIONS

         Capitalized terms used in this Agreement are used as defined in this
Article X or elsewhere in this Agreement.

         10.01 ACTUAL KNOWLEDGE OF THE SELLER. The term "Actual Knowledge" when used in connection with the Seller, means the actual knowledge of the directors, officers or managerial personnel of the Selling Parties, with respect to the matter in question.

         10.02 AFFILIATE. The term "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

         10.03 BUSINESS. The term "Business" shall mean the business of (i) selling and distributing (at wholesale and retail) heating, ventilation, and air conditioning parts, supplies, and materials, and (ii) manufacturing, selling, and distributing (at wholesale and retail) ductwork for heating, ventilation, and air conditioning, and (iii) selling and distributing (at wholesale and retail) products and services related to the foregoing, as conducted by Seller on the date hereof and through the Closing Date.

         10.04 BUYER THIRD PARTY CONSENTS. The term "Buyer Third Party Consents" shall mean all consents to the transactions contemplated by this Agreement of all governmental, quasi-governmental, and private third parties, as to which the absence of any such consent would result in a violation of any Legal Requirement by Buyer, or a breach or default by Buyer under any Contract.

         10.05 CLOSING DATE INVENTORY. The term "Closing Date Inventory" shall mean the inventory of the Seller on the Closing Date, valued on the FIFO cost, lower of cost or market, basis, as determined by the Buyer's Accountants in accordance with GAAP.

         10.06 CODE. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

         10.07 COLLATERAL AGREEMENTS. The term "Collateral Agreements" shall mean (i) any or all of the exhibits to this Agreement and any and all other agreements, instruments, certificates or documents executed and delivered by any of the parties hereto in connection with the transactions contemplated by this Agreement, and (ii) the Guaranty.

         10.08 CONTRACTS. The term "Contracts", when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guarantees, liens, indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

         10.09 DAMAGES. The term "Damages" shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income taxes and other taxes, interest, penalties and reasonable attorneys' and accountants' fees and disbursements), including, without limitation, those suffered or incurred directly by any party hereto and those asserted against any party hereto by any other Person.

         10.10 ENVIRONMENTAL LAWS. The term "Environmental Laws" shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees, or awards of, and any Contracts with, any Governmental Authority, relating to the generation, storage, location, transport, release, migration, exposure, or threatened or potential migrations, exposures or releases of (or liability or Damages arising for) Hazardous Materials.

         10.11 GAAP. The term "GAAP" shall mean United States generally accepted accounting principles.

         10.12 GOVERNMENTAL AUTHORITIES. The term "Governmental Authorities" shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

         10.13 HAZARDOUS MATERIAL. The term "Hazardous Material" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable federal, state or local laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrositivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity"; (b) oil, petroleum or fraction thereof, or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

         10.14 INITIAL COMPUTATION SHEET. The term "Initial Computation Sheet" means that certain list of assets, liabilities, and computations, based on the trial balances of the Seller as of December 31, 1995, a copy of which is attached hereto as Schedule 10.14, upon and by which the parties have mutually computed the Preliminary Net Assets.

         10.15 KNOWLEDGE OF THE BUYER. The term "Knowledge of the Buyer" shall mean the actual knowledge of the directors, officers or managerial personnel of the Buyer with respect to the matter in question, and such knowledge as any of them reasonably should have obtained in the ordinary course of business using reasonable care in the operation of its business.

         10.16 KNOWLEDGE OF THE SELLER. The term "Knowledge of the Seller" shall mean the actual knowledge of the directors, officers or managerial personnel of any Selling Party with respect to the matter in question, and such knowledge as any of them reasonably should have obtained in the ordinary course of business using reasonable care in the operation of the Business.

         10.17 LEASED REAL ESTATE. The term "Leased Real Estate" shall mean the real estate leased by the Seller at the six particular Business locations, the leases of which are to be assigned to the Buyer hereunder, as more particularly described on Schedule 1.01(a)(iii) hereof.

         10.18 LEGAL REQUIREMENTS. The term "Legal Requirements", when described as being applicable to any Person, shall mean the requirements set forth in any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and in any Contracts with any Governmental Authority (excluding any present or future Environmental Laws), in each case as and to the extent applicable to such Person or such Person's business, operations or properties.

         10.19 MATERIAL ADVERSE EFFECT. The term "Material Adverse Effect" shall mean any event (or series of events) that results or could result in (a) a liability or loss to the Business, the Assets, or operations, prospects, financial condition or working capital of the Business which individually or in the aggregate exceeds $50,000 (it being understood that any representation in this Agreement which references this term shall, for purposes of calculating this $50,000 amount, include all events that occur or could occur under all representations using this term under this Agreement, (not just the representation in which such term is used), (b) the material impairment of the material rights or remedies of Buyer under this Agreement, or (c) the inability of any Selling Party to perform its, material obligations under this Agreement.

         10.20 OWNED REAL ESTATE. The term "Owned Real Estate" shall mean the real estate owned by the Seller at the four particular business locations to be sold to the Buyer hereunder, as more particularly described on Schedule 1.01(a)(viii) hereof

         10.21 PURCHASE PRICE. The term "Purchase Price" shall mean the dollar amount equal to the sum of the following items, each of which shall be calculated as of the Closing Date by the Buyer's

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Accountants, in accordance with GAAP, in a manner consistent with that utilized by the Seller for prior periods:

                  (a) the Closing Date Inventory as defined in Section 10.05;

PLUS:             (b) the book value of the Assets described in Section
1.01(a)(ii) hereof, reduced by accumulated depreciation;

PLUS:             (c) the book value of the Assets described in Section
1.01(a)(v) hereof;

PLUS:             (d) the book value of the Assets described in Section
1.01(a)(viii) hereof;

PLUS:             (e) the book value of the Assets described in Section
1.01(a)(ix) hereof, reduced by the allowance for doubtful accounts;

LESS:             (f) the amount of the Assumed Payables.

In connection with the foregoing, the parties specifically agree that to the extent that the groups of assets identified in the Initial Computation Sheet as assets to be purchased contain any particular types of assets which do not fall within the specific groups itemized in (a) through (e) above, such particular types of assets shall nonetheless be included in the computation of the Purchase Price, in the same manner as they were included in the computation of the Preliminary Net Assets.

         10.22 PERMITS. The term "Permits" shall mean any and all permits, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

         10.23 PERSON. The term "Person" shall mean any natural person, firm, corporation, unincorporated organization, partnership, association, joint-stock company, joint venture, trust or government, or any agency or political subdivision of any government.

         10.24 PRELIMINARY NET ASSETS. The term "Preliminary Net Assets" shall mean the dollar amount equal to the sum of the following items, calculated as of December 31, 1995, utilizing the trial balances on the Seller's books and records:

                  (a) the book value of the Assets listed in Schedule 1.01(a)(i) hereof (valued on a FIFO cost basis);

PLUS:             (b) the book value of the Assets listed in Schedule
1.01(a)(ii) hereof, reduced by accumulated depreciation;

PLUS:             (c) the book value of the Assets listed in Schedule 1.01(a)(v)
hereof;

PLUS:             (d) the book value of the Assets listed in Schedule
1.01(a)(viii) hereof;

PLUS:             (e) the book value of the Assets described in Schedule
1.01(a)(ix) hereof, reduced by the allowance for doubtful accounts;

LESS:             (f) the amount of the Assumed Payables, as listed in Schedule
1.01(c).

          In connection with the foregoing, the parties specifically acknowledge that they have computed the foregoing items as set forth on the Initial Computation Sheet, and the dollar amount of the Preliminary Net Assets is $13,945,996.

         10.25 REGULATIONS. The term "Regulations" shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Code.

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

         10.26 SELLER THIRD PARTY CONSENTS. The term "Seller Third Party Consents" shall mean all consents to the transactions contemplated by this Agreement of all governmental, quasi-governmental, and private third parties, as to which the absence of any such consent would result in a violation of any Legal Requirement by Seller, or a breach or default by Seller under any Contract. Such term shall include, without limitation, (i) the consents of the landlords of Seller to the Assignments and Assumptions of Leases (in substantially the form attached hereto as Exhibit E), (ii) the consent of the employees' union at the Seller's St. Louis, Missouri location to the Assignment and Assumption of Labor Contract (in substantially the form attached hereto as Exhibit H), and (iii) the consent of Ultimate Data Systems to the Assignment and Assumption of Computer Contracts (in substantially the form attached hereto as Exhibit I).

         10.27 SERVICE CONTRACT. The term "Service Contracts" shall mean the particular Assumed Contracts listed on Schedule 1.01(a)(iii) hereof which are separately itemized under the category of Service Contracts. A copy of the Assignment and Assumption of Service Contracts is attached hereto as Exhibit J.

         10.28 USED. The term "Used" shall mean, with respect to the Assets or the Business (other than the Excluded Assets), those assets owned, leased, licensed or otherwise held by the Seller which were acquired for use or held for use by the Seller in connection with the Business, whether or not reflected on the Seller's books of account.

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


         EXECUTED as of the date first written above.

                                     BUYER:

                                     TSSC ACQUISITION, INC.

                                     By: /s/ BARRY S. LOGAN
                                         ---------------------------------------
                                         PRESIDENT
                                         ---------------------------------------

                                     SELLER:

                                     THREE STATES SUPPLY CO., INC.

                                     By: /s/ JOSEPH F. ARRIGO
                                         ---------------------------------------
                                         EXECUTIVE V.P. & TREASURER
                                         ---------------------------------------

                                     UIS, INC.

                                     By: /s/ JOSEPH F. ARRIGO
                                         ---------------------------------------
                                         EXECUTIVE V.P. & TREASURER
                                         ---------------------------------------

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